Contact:	Media:	Investors:
	Tony Plohoros	John Elicker
	Communications	Investor Relations
	212-546-4379	212-546-3775
	tony.plohoros@bms.com	john.elicker@bms.com

	Jeffrey Schoenborn	Blaine Davis
	Communications	Investor Relations
	212-546-2846	212-546-4631
	jeffrey.schoenborn@bms.com	blaine.davis@bms.com

BRISTOL-MYERS SQUIBB COMPANY REPORTS FINANCIAL RESULTS FOR THE THIRD QUARTER AND FIRST NINE MONTHS OF 2005, REFLECTING ONGOING INVESTMENTS IN STRATEGY AIMED AT DELIVERING SUSTAINABLE GROWTH

•	Records GAAP EPS of $0.49 and Non-GAAP EPS of $0.31 for the Third Quarter

•	Adjusts 2005 GAAP EPS Guidance to $1.48 to $1.58 and Updates 2005 Non-GAAP EPS Expectations to the Middle of the $1.35 to $1.45 Range

(NEW YORK, October 28, 2005) – Bristol-Myers Squibb Company (NYSE:BMY) today reported financial results for the quarter and nine months ended September 30, 2005 and provided further earnings guidance for the full year.

The company posted third quarter 2005 net sales from continuing operations of $4.8 billion, which were unchanged from the same period last year. Increased sales of newer pharmaceutical products, as well as growth in the Nutritionals segment in the third quarter of 2005 were offset by the impact of continued exclusivity losses among older pharmaceutical products.

The company reported third quarter 2005 net earnings from continuing operations of $964 million, or $0.49 per diluted share, under U.S. Generally Accepted Accounting Principles (GAAP), compared to $755 million, or $0.38 per diluted share for the same period last year.

Bristol-Myers Squibb reported third quarter 2005 net earnings from continuing operations of $602 million, or $0.31 per diluted share, on a non-GAAP basis excluding specified items, compared to $865 million, or $0.44 per diluted share for the same period last year.

“Our strategy remains on track and our newer products delivered solid global sales performance during the quarter,” said Peter R. Dolan, chief executive officer, Bristol-Myers Squibb. “The company’s full-year expectations remain within our range and include our decision to make incremental, targeted investments, in addition to the spending programs we identified at mid year, to further support key products and pipeline priorities. And, our robust portfolio sets the stage for sustained growth for the future, with four new products launched in three years, three drugs currently under U.S. regulatory consideration, and another possible filing within the next three months.”

For the nine months ended September 30, 2005, net sales from continuing operations remained constant at $14.2 billion compared to the same period last year. Under GAAP, net earnings from continuing operations in the nine months ended September 30, 2005 were $2.5 billion, or $1.27 per diluted share compared to $2.2 billion, or $1.14 per diluted share for the same period last year. On a non-GAAP basis excluding specified items, Bristol-Myers Squibb reported net earnings from continuing operations of $2.2 billion, or $1.12 per diluted share for the nine months ended September 30, 2005, compared to $2.6 billion, or $1.31 per diluted share for the same period last year.

INCREMENTAL, TARGETED INVESTMENTS AND A ROBUST PIPELINE

Bristol-Myers Squibb is increasing investments behind targeted marketing programs for pharmaceutical products expected to drive future growth in serious disease areas with significant unmet medical need. For example, the company is complementing its efforts focused on high-value primary care physicians and specialists with direct-to-consumer marketing that includes expanded advertising for PLAVIX®, and the first-ever print ad campaign for ABILIFY®.

Bristol-Myers Squibb is also increasing research and development investments, in line with the low double-digit annual growth rate that continues to be planned for 2005. During the third quarter, among Bristol-Myers Squibb’s full-development programs, ORENCIA®, a potential therapy for rheumatoid arthritis was recommended for approval by the U.S. Food and Drug Administration (FDA) Arthritis Advisory Committee and saxagliptin, the company’s DPP4 inhibitor for the potential treatment of diabetes transitioned to Phase III.

As previously disclosed, on October 18, 2005, the FDA issued an approvable letter for PARGLUVA™ (muraglitazar), the company’s investigational oral medicine for the treatment of type 2 diabetes. The FDA requested additional information from ongoing clinical trials to more fully address the cardiovascular safety profile of muraglitazar. Yesterday, Bristol-Myers Squibb announced that the company and its partner, Merck & Co., Inc., have determined that to receive regulatory approval and to achieve commercial success, additional studies may be required because the ongoing trials were not designed to answer questions raised by the FDA. The additional studies could take approximately five years to complete. Bristol-Myers Squibb also announced yesterday that it agreed to begin discussions with Merck to terminate the companies’ collaborative agreement. Bristol-Myers Squibb will continue discussions with the FDA and will consider a range of options including conducting additional studies or terminating further development of muraglitazar.

Looking ahead to December, Bristol-Myers Squibb plans to present Phase II data on dasatinib, a SRC/ABL Kinase Inhibitor being investigated for the treatment of chronic myelogenous leukemia (CML), at the American Society of Hematology (ASH) annual meeting. The company continues to expect a possible dasatinib filing in the next three months.

THIRD QUARTER RESULTS

•	Third quarter 2005 net sales from continuing operations remained constant at $4.8 billion compared to the same period last year, reflecting a 1% favorable impact of foreign exchange rate fluctuations and a 1% increase in average selling prices, offset by a 2% decrease in volume. U.S. net sales of $2.7 billion remained constant for the quarter compared to 2004, while international net sales decreased 1% to $2.1 billion, including a 2% favorable foreign exchange impact.

•	Marketing, selling and administrative expenses increased by 7% to $1.3 billion in the third quarter of 2005 primarily due to higher legal costs, higher pension expenses reflecting increased amortization of unrecognized net losses as well as changes in actuarial assumptions, and increased expenditures on late-stage compounds.

•	Bristol-Myers Squibb continues to shift advertising and product promotion investments from mature brands to products expected to drive future growth. The company increased advertising and promotion spending by 7% to $349 million in the third quarter of 2005 from $325 million in the same period last year, primarily for increased investments behind PLAVIX® and the launch of BARACLUDE™, in addition to increased costs associated with pre-launch activities.

•	Research and development expenses increased by 9% to $669 million in the third quarter of 2005 from $615 million in the same period last year. Excluding $11 million consisting primarily of milestone payments in the third quarter of 2004, research and development grew 11%. This increase reflects continued investments in other late-stage compounds. Investment in pharmaceutical research and development equaled 16.3% of pharmaceutical sales in the third quarter of 2005, compared to 14.7% in the same period last year.

•	The company completed the sale of its U.S. and Canadian Consumer Medicines business and related assets in the third quarter of 2005. The company received cash proceeds of $661 million in cash, of which $15 million is attributable to a post-closing supply arrangement. As a result of this transaction, the company recorded a pre-tax gain of $569 million ($370 million net of tax) in the third quarter of 2005.

INCOME TAXES

The effective income tax rate on earnings from continuing operations before minority interest and income taxes was 31.2% and 20.9% for the three months ended September 30, 2005 and 2004, respectively. The higher effective tax rate was primarily driven by a $569 million pre-tax gain recognized on the sale of the U.S. and Canadian Consumer Medicines business and related assets in the third quarter of 2005.

SPECIFIED ITEMS

In the three months ending September 30, 2005 and 2004, the company recorded specified income and expense items that affected the comparability of the results.

The pre-tax specified items in 2005 included:

•	$569 million gain on sale of the U.S. and Canadian Consumer Medicines business and related assets

•	$31 million net charges primarily associated with accelerated depreciation and asset impairment

•	$26 million income from insurance recoveries, related to various litigation matters

The pre-tax specified items in 2004 included:

•	$105 million related to accelerated depreciation and termination benefits

•	$36 million charges for litigation matters

•	$8 million primarily related to a milestone payment

For additional information on specified items, see Appendix 1. Details reconciling these non-GAAP amounts with GAAP amounts including specified items are provided in supplemental materials available on the company’s website.

PHARMACEUTICALS

Worldwide pharmaceutical sales decreased 2% to $3.8 billion in the third quarter of 2005 compared to the same period last year.

U.S. pharmaceutical sales decreased 3% to $2.1 billion in the third quarter of 2005 compared to the same period last year, primarily due to the continued impact of exclusivity losses for PARAPLATIN® and VIDEX® EC, increased competition for PRAVACHOL®, partially offset by the continued growth of PLAVIX®, ABILIFY®, REYATAZ® and ERBITUX®. In aggregate, estimated wholesaler inventory levels of the company’s key pharmaceutical products sold by the U.S. Pharmaceutical business at the end of the third quarter were down from the end of the second quarter of 2005, by approximately one-tenth of a month to two-and-a-half weeks. Individually, estimated wholesaler inventory levels of major brands such as PLAVIX®, PRAVACHOL® and AVAPRO®/AVALIDE® decreased to approximately two weeks.

Also in the third quarter of 2005, the company negotiated amendments to its inventory management agreements with its three largest wholesalers, which together account for over 90% of U.S. pharmaceutical net sales. The amendments extended the original agreements through December 31, 2005 and established lower limits than the original agreements for inventory levels of company pharmaceutical products held by the wholesalers. The company is in discussions to extend the agreements for periods beyond 2005. Over the long-term, if extended on similar terms, the company should benefit from reduced sales volatility due to lower levels of fluctuating inventory build and work down in the wholesaler channel.

International pharmaceutical sales remained constant, including a 2% favorable foreign exchange impact, at $1.7 billion for the third quarter of 2005 compared to the same period last year. The sales decrease excluding the favorable impact of foreign exchange was primarily due to a decline in TAXOL® and PRAVACHOL® sales resulting from increased generic competition, partially offset by increased sales of newer products including REYATAZ® and ABILIFY®, as well as growth of PLAVIX®.

Pharmaceutical Growth Drivers

Worldwide sales of the products that the company views as current and future growth drivers increased to 47% of worldwide pharmaceutical sales in the third quarter of 2005, compared to 39% in the same period last year. U.S. sales of these growth drivers accounted for approximately 67% and 58% of total U.S. pharmaceutical sales in the third quarter of 2005 and 2004, respectively.

•	Sales of PLAVIX®, a platelet aggregation inhibitor that is part of the company’s alliance with Sanofi-Aventis, increased 9%, including a 1% favorable foreign exchange impact, to $980 million in the third quarter of 2005 from $902 million in the same period last year, primarily due to increased demand, partially offset by a reduction in U.S. wholesale inventory levels in 2005. Total U.S. prescription demand grew approximately 12% compared to 2004.

•

Sales of AVAPRO®/AVALIDE®, an angiotensin II receptor blocker for the treatment of hypertension, also part of the Sanofi-Aventis alliance, increased 4%, including a 2% favorable foreign exchange impact, to $251 million in the third quarter of 2005 from $241 million in the same period last year primarily due to increased demand, partially offset by a reduction in U.S. wholesaler inventory levels in 2005. Total U.S. prescription growth increased approximately 11% compared to 2004.

•	Total revenue for ABILIFY® increased 58% to $260 million in the third quarter of 2005 from $165 million in the same period last year, primarily due to strong growth in domestic demand and the continued growth in Europe, which achieved sales of $40 million in the third quarter of 2005. Estimated U.S. wholesaler inventory levels at the end of the third quarter increased to nine-tenths of a month. Total U.S. prescription demand grew approximately 38% compared to 2004. ABILIFY® is an antipsychotic agent used for the treatment of schizophrenia, acute bipolar mania and Bipolar I Disorder. Total revenue for ABILIFY® primarily consists of alliance revenue recorded by the company as net sales based on its 65% share of net sales in copromotion countries with Otsuka Pharmaceutical Co. Ltd.

•	Sales of REYATAZ®, a protease inhibitor for the treatment of HIV, increased 66%, including a 1% favorable foreign exchange impact, to $176 million in the third quarter of 2005 from $106 million in the same period last year, primarily due to increased demand. REYATAZ® has achieved a monthly new prescription share of the U.S. protease inhibitors market of approximately 31%. European sales increased 152% to $53 million in the third quarter of 2005 from $21 million in the same period last year.

•	Sales of ERBITUX®, sold almost exclusively in the United States, increased 27% to $107 million in the third quarter of 2005 from $84 million in the same period last year. ERBITUX® also surpassed $500 million in total net sales since its launch in February 2004, with more than 16,500 patients receiving the metastatic colorectal cancer therapy. ERBITUX® is marketed by the company under a distribution and copromotion agreement with ImClone Systems Incorporated.

•	BARACLUDE™, Bristol-Myers Squibb’s internally developed therapy for hepatitis B, has generated domestic sales of $7 million since its U.S. launch in April 2005. BARACLUDE™ received approvals from international authorities in Brazil, Indonesia and Argentina during the third quarter of 2005.

Other Pharmaceuticals

Pharmaceutical products other than those the company views as future growth drivers tend to be more mature products, many of which are subject to exclusivity losses.

•	Sales of PRAVACHOL® decreased 12% to $527 million in the third quarter of 2005 from $598 million in the same period last year. U.S. PRAVACHOL® sales decreased 7% to $297 million in the third quarter of 2005 from $318 million in the same period last year, primarily due to lower demand resulting from increased competition and the related reduction in wholesaler inventory levels, partially offset by lower managed healthcare rebates in 2005. Total U.S. prescriptions declined by 18% compared to 2004. International sales decreased 18%, including a 1% favorable foreign exchange impact, to $230 million, reflecting generic competition in key European markets.

•	Sales of TAXOL®, an anti-cancer agent sold almost exclusively in non-U.S. markets, decreased 28%, including a 1% favorable foreign exchange impact, to $175 million in the third quarter of 2005 from $243 million in the same period last year, primarily as a result of increased generic competition in Europe.

•	Sales of SUSTIVA®, a non-nucleoside reverse transcriptase inhibitor for the treatment of HIV, increased 8% to $170 million in the third quarter of 2005 from $157 million in the same period last year, primarily due to U.S. prescription growth of approximately 6% for the third quarter of 2005.

•	Sales of PARAPLATIN®, an anticancer agent, decreased 76% to $42 million in the third quarter of 2005 from $177 million in the same period last year due to increased generic competition.

NUTRITIONALS AND RELATED HEALTHCARE

Bristol-Myers Squibb’s Nutritionals and Related Healthcare segments posted combined third quarter 2005 revenues of $989 million compared to $930 million in the same period in 2004. The two segments continue to generate a significant portion of Bristol-Myers Squibb’s revenues, contributing a combined 21% of third quarter 2005 sales.

Nutritionals

•	Worldwide Nutritional sales increased 13%, including a 2% favorable foreign exchange impact, to $547 million in the third quarter of 2005 from $484 million in the same period last year.

•	U.S. Nutritional sales increased 16% to $266 million, primarily due to increased sales of ENFAMIL®, the company’s best-selling infant formula. International Nutritional sales increased 11% to $281 million, including a 4% favorable foreign exchange impact, primarily due to increased sales of products for toddlers and children.

Related Healthcare

•	ConvaTec sales increased 5%, including a 1% favorable foreign exchange impact, to $250 million from $237 million in 2004. Sales of wound therapeutic products increased 5% including a 1% favorable foreign exchange impact, to $104 million from $99 million in the last year, primarily due to increased sales of AQUACEL®.

•	Medical Imaging sales increased 3% including a 1% favorable foreign exchange impact, to $150 million from $145 million in 2004, primarily driven by increased sales of CARDIOLITE®.

•	Consumer Medicines sales were $42 million in the third quarter of 2005 compared to $64 million in the same period in 2004. During the third quarter of 2005, the company completed the sale of its U.S. and Canadian Consumer Medicines business and related assets.

2005 EPS GUIDANCE

Bristol-Myers Squibb updated 2005 full year earnings guidance of fully-diluted earnings per share from continuing operations to the middle of its previously disclosed $1.35 to $1.45 range, on an adjusted non-GAAP basis which excludes specified items as discussed under “Use of Non-GAAP Financial Information.”

The company adjusted its estimate of fully diluted earnings per share when adding back exclusions – such as milestone payments in connection with previously announced external development, cost of early debt retirement, litigation settlements (including related insurance recoveries for significant legal proceedings), the gain on sale of business and restructurings activities from continuing operations – to $1.48 to $1.58, from $1.49 to $1.59. This guidance range excludes the impact of recognizing the remaining deferred income from the potential termination of the collaborative agreement with Merck.

Factors that may cause variation in the company’s earnings estimates and other risks and uncertainties, are discussed in the company’s “Statement on Cautionary Factors,” below, and its Securities and Exchange Commission filings.

The company and its subsidiaries are the subject of a number of significant pending lawsuits, claims, proceedings and investigations. It is not possible at this time reasonably to assess the final outcome of these investigations or litigations. Management continues to believe, as previously disclosed, that during the next few years, the aggregate impact, beyond current reserves, of these and other legal matters affecting the company is reasonably likely to be material to the company’s results of operations and cash flows, and may be material to its financial condition and liquidity. The company’s expectations for the next several years described above do not reflect the potential impact of litigation on the company’s results of operations.

For additional discussion of legal matters including PLAVIX® patent litigation, see “Item 8. Financial Statements and Supplementary Data-Note 21 Legal Proceedings and Contingencies” in the company’s Form 10-K Annual Report for 2004.

Use of Non-GAAP Financial Information

This press release contains non-GAAP earnings per share information adjusted to exclude certain costs, expenses, gains and losses and other specified items. Among the items in GAAP earnings but excluded for purposes of determining adjusted earnings are: gains or losses from sale of product lines, from sale or write-down of equity investments and from discontinuations of operations; restructuring and similar charges; charges and recoveries relating to significant legal proceedings; copromotion or alliance charges and payments for in-process research and development which under GAAP are immediately expensed rather than amortized over the life of the agreement. This information is intended to enhance an investor’s overall understanding of the company’s past financial performance and prospects for the future. For example, non-GAAP earnings per share information is an indication of the company’s baseline performance before items that are considered by the company to be not reflective of the company’s operational results. In addition, this information is among the primary indicators the company uses as a basis for evaluating company performance, allocating resources, setting incentive compensation targets, and planning and forecasting of future periods. This information is not intended to be considered in isolation or as a substitute for diluted earnings per share prepared in accordance with GAAP.

Statement on Cautionary Factors

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding, among other things, statements relating to goals, plans and projections regarding the company’s financial position, results of operations, market position, product development and business strategy. These statements may be identified by the fact that they use words such as “anticipate”, “estimates”, “should”, “expect”, “guidance”, “project”, “intend”, “plan”, “believe” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. Such forward-looking statements are based on current expectations and involve inherent risks and uncertainties, including factors that could delay, divert or change any of them, and could cause actual outcomes and results to differ materially from current expectations. These factors include, among other things, market factors, competitive product development, pricing controls and pressures (including changes in rules and practices of managed care groups and institutional and governmental purchasers), judicial decisions and governmental laws and regulations related to Medicare, Medicaid and healthcare reform, pharmaceutical rebates and reimbursement, claims and concerns that may arise regarding the safety and efficacy of in-line products and product candidates, changes to wholesaler inventory levels, governmental regulations and legislation, difficulties and delays in product development, manufacturing and sales, patent positions and litigation, including the outcome of the PLAVIX® litigation in the U.S. and the expiration of patents on certain other products, and the impact and result of governmental investigations. There can be no guarantees with respect to pipeline products that future clinical studies will support the data described in this release, that the products will receive necessary regulatory approvals, or that they will prove to be commercially successful. For further details and a discussion of these and other risks and uncertainties, see the company’s Securities and Exchange Commission filings. The company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

Company and Conference Call Information

Bristol-Myers Squibb is a global pharmaceutical and related health care products company whose mission is to extend and enhance human life.

There will be a conference call on October 28, 2005 at 9:00 a.m. (EDT) during which company executives will address inquiries from investors and analysts. Investors and the general public are invited to listen to a live webcast of the call at www.bms.com/ir or by dialing 719-457-2625. Materials related to the call will be available at the same Web site prior to the call.

For more information, contact: Tony Plohoros, 212-546-4379, or Jeffrey Schoenborn, 212-546-2846, Communications, or John Elicker, 212-546-3775, or Blaine Davis, 212-546-4631, Investor Relations.

# # #

ABILIFY® is the trademark of Otsuka Pharmaceutical Company, Ltd.

AVAPRO®, AVALIDE® and PLAVIX® are trademarks of Sanofi-Aventis

ERBITUX® is a trademark of ImClone Systems Incorporated

GLUCOPHAGE®, GLUCOPHAGE® XR and GLUCOVANCE® are registered trademarks of Merck Sante, S.A.S., an associate of Merck KGaA of Darmstadt, Germany

BRISTOL-MYERS SQUIBB COMPANY

NET SALES BY OPERATING SEGMENTS

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2005 AND 2004

(Unaudited, in millions of dollars)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
Pharmaceuticals	$3,778	$3,848	$11,242	$11,414
Nutritionals	547	484	1,621	1,496
Related Healthcare	442	446	1,325	1,313

Net Sales from Continuing Operations	$4,767	$4,778	$14,188	$14,223

BRISTOL-MYERS SQUIBB COMPANY

SELECTED PRODUCTS

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2005 AND 2004

(Unaudited, in millions of dollars except prescription data)

The following tables set forth worldwide and U.S. reported net sales for selected products for the three and nine months ended September 30, 2005 compared to the three and nine months ended September 30, 2004. In addition, the tables include, where applicable, the estimated total (both retail and mail-order customers) prescription growth, for the comparative periods presented, for certain of the company’s U.S. primary care pharmaceutical prescription products. The estimated prescription growth amounts are based on third-party data. A significant portion of the company’s domestic pharmaceutical sales is made to wholesalers. Where changes in reported net sales differ from prescription growth, this change in net sales may not reflect underlying prescriber demand.

	Worldwide Net Sales			U.S. Net Sales			% Change in U.S. Total
	2005	2004	% Change	2005	2004	% Change	Prescriptions vs. 2004
Three Months Ended September 30

Pharmaceuticals
Cardiovascular
Plavix	$980	$902	9%	$833	$781	7%	12%
Pravachol	527	598	(12)%	297	318	(7)%	(18)%
Avapro/Avalide	251	241	4%	147	148	(1)%	11%
Monopril	49	69	(29)%	1	13	(92)%	(58)%
Coumadin	57	65	(12)%	49	58	(16)%	(22)%
Virology
Sustiva	170	157	8%	101	95	6%	6%
Reyataz	176	106	66%	105	75	40%	35%
Zerit	51	69	(26)%	24	34	(29)%	(31)%
Videx/Videx EC	41	67	(39)%	7	27	(74)%	(72)%
Infectious Diseases
Cefzil	48	54	(11)%	27	30	(10)%	(15)%
Baraclude	2	—	—	2	—	—	N/A
Oncology
Taxol	175	243	(28)%	4	9	(56)%	N/A
Erbitux	107	84	27%	106	83	28%	N/A
Paraplatin	42	177	(76)%	9	145	(94)%	N/A
Affective (Psychiatric) Disorders
Abilify (total revenue)	260	165	58%	214	152	41%	38%
Metabolics
Glucophage Franchise	43	43	—	38	39	(3)%	(46)%
Other Pharmaceuticals
Efferalgan	66	61	8%	—	—	—	N/A

Nutritionals
Enfamil	230	203	13%	168	137	23%	N/A

Related Healthcare
Ostomy	139	135	3%	43	39	10%	N/A
Cardiolite	106	101	5%	95	91	4%	N/A
Wound Therapeutics	104	99	5%	34	31	10%	N/A

	Worldwide Net Sales			U.S. Net Sales			% Change in U.S. Total
	2005	2004	% Change	2005	2004	% Change	Prescriptions vs. 2004
Nine Months Ended September 30

Pharmaceuticals
Cardiovascular
Plavix	$2,762	$2,368	17%	$2,329	$2,017	15%	14%
Pravachol	1,672	1,925	(13)%	908	987	(8)%	(16)%
Avapro/Avalide	705	671	5%	406	408	—	13%
Monopril	162	206	(21)%	6	25	(76)%	(61)%
Coumadin	156	179	(13)%	133	159	(16)%	(18)%
Virology
Sustiva	510	449	14%	301	261	15%	5%
Reyataz	508	266	91%	295	206	43%	44%
Zerit	169	205	(18)%	76	88	(14)%	(31)%
Videx/Videx EC	133	207	(36)%	22	81	(73)%	(62)%
Infectious Diseases
Cefzil	184	181	2%	107	101	6%	(9)%
Baraclude	7	—	—	7	—	—	N/A
Oncology
Taxol	566	735	(23)%	12	24	(50)%	N/A
Erbitux	292	173	69%	290	172	69%	N/A
Paraplatin	119	646	(82)%	23	549	(96)%	N/A
Affective (Psychiatric) Disorders
Abilify (total revenue)	688	402	71%	575	384	50%	46%
Metabolics
Glucophage Franchise	137	283	(52)%	121	267	(55)%	(66)%
Other Pharmaceuticals
Efferalgan	209	198	6%	—	—	—	N/A

Nutritionals
Enfamil	715	635	13%	501	439	14%	N/A

Related Healthcare
Ostomy	405	399	2%	115	120	(4)%	N/A
Cardiolite	316	298	6%	282	266	6%	N/A
Wound Therapeutics	304	280	9%	93	91	2%	N/A

BRISTOL-MYERS SQUIBB COMPANY

CONSOLIDATED STATEMENT OF EARNINGS

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2005 AND 2004

(Unaudited, in millions of dollars except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
Net Sales	$4,767	$4,778	$14,188	$14,223

Cost of products sold	1,483	1,467	4,333	4,324
Marketing, selling and administrative	1,286	1,199	3,737	3,626
Advertising and product promotion	349	325	1,032	987
Research and development	669	615	1,971	1,823
Acquired in-process research and development	—	1	—	63
Provision for restructuring and other items, net	(5)	57	—	75
Litigation (income)/charges, net	(26)	25	72	404
Gain on sale of business	(569)	(3)	(569)	(316)
Equity in net income of affiliates	(84)	(70)	(240)	(204)
Other expense, net (a)	38	16	168	62

	3,141	3,632	10,504	10,844

Earnings from Continuing Operations
Before Minority Interest and Income Taxes	1,626	1,146	3,684	3,379
Provision for income taxes	507	239	754	753
Minority interest, net of taxes	155	152	437	387

Earnings from Continuing Operations	964	755	2,493	2,239

Discontinued Operations
Net Earnings	—	3	(5)	10
Net Gain on Disposal	—	—	13	—

	—	3	8	10

Net Earnings	$964	$758	$2,501	$2,249

Earnings per Common Share:

Basic:
Earnings from Continuing Operations	$0.49	$0.39	$1.28	$1.16
Discontinued Operations
Net Earnings	—	—	—	—
Net Gain on Disposal	—	—	—	—

Net Earnings per Common Share	$0.49	$0.39	$1.28	$1.16

Diluted:
Earnings from Continuing Operations	$0.49	$0.38	$1.27	$1.14
Discontinued Operations
Net Earnings	—	—	—	—
Net Gain on Disposal	—	—	—	—

Net Earnings per Common Share	$0.49	$0.38	$1.27	$1.14

Average Common Shares Outstanding:
Basic	1,953	1,942	1,951	1,941
Diluted	1,984	1,975	1,983	1,975

(a) Other expense/(income), net
Interest expense	$79	$80	$249	$219
Interest income	(28)	(29)	(96)	(67)
Foreign exchange transaction losses/(gains)	—	(20)	47	35
Other, net	(13)	(15)	(32)	(125)

	$38	$16	$168	$62

APPENDIX 1

BRISTOL-MYERS SQUIBB COMPANY

SPECIFIED ITEMS

FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2005 AND 2004

(Unaudited, in millions of dollars)

	Cost of products sold	Gain on sale of business	Provision for restructuring and other items, net	Litigation settlement income	Other expense, net	Total
Three months ended September 30, 2005

Litigation Matters:
Insurance recoveries	$—	$—	$—	$(26)	$—	$(26)

Other:
Gain on sale of Consumer Medicines businesses	—	(569)	—	—	—	(569)
Loss on sale of fixed assets	—	—	—	—	1	1
Accelerated depreciation and asset impairment	35	—	—	—	—	35
Downsizing and streamlining of worldwide operations	—	—	(5)	—	—	(5)

	$35	$(569)	$(5)	$(26)	$1	(564)

Income taxes on items above						202

Increase to Net Earnings from Continuing Operations						$(362)

	Cost of products sold	Research and development	Acquired in- process research and development	Gain on sale of business	Provision for restructuring and other items, net	Litigation settlement expense	Other expense, net	Total
Three months ended September 30, 2004

Litigation Matters:
Product liability	$—	$—	$—	$—	$—	$—	$11	$11
Anti-trust litigation	—	—	—	—	—	25	—	25

	—	—	—	—	—	25	11	36

Other:
Gain on sale of Adult Nutritional business	—	—	—	(3)	—	—	—	(3)
Accelerated depreciation	47	1	—	—	—	—	—	48
Downsizing and streamlining of worldwide operations	—	—	—	—	57	—	—	57
Milestone payment	—	10	—	—	—	—	—	10
Acordis IPR&D write-off	—	—	1	—	—	—	—	1

	$47	$11	$1	$(3)	$57	$25	$11	149

Income taxes on items above								(39)

Reduction to Net Earnings from Continuing Operations								$110

APPENDIX 1

BRISTOL-MYERS SQUIBB COMPANY

SPECIFIED ITEMS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2005 AND 2004

(Unaudited, in millions of dollars)

	Cost of products sold	Research and development	Gain on sale of business	Litigation settlement expense/(income)	Other (income)/ expense, net	Total
Nine months ended September 30, 2005

Litigation Matters:
Private litigations and governmental investigations	$—	$—	$—	$373	$—	$373
ERISA liability and other matters	—	—	—	20	—	20
Insurance recoveries	—	—	—	(321)	—	(321)

	—	—	—	72	—	72

Other:
Gain on sale of equity investment	—	—	—	—	(27)	(27)
Loss on sale of fixed assets	—	—	—	—	18	18
Accelerated depreciation and asset impairment	69	2	—	—	—	71
Gain on sale of Consumer Medicines businesses	—	—	(569)	—	—	(569)
Upfront and milestone payments	—	35	—	—	—	35
Debt retirement costs	—	—	—	—	69	69

	$69	$37	$(569)	$72	$60	(331)

Income taxes on items above						178
Adjustment to taxes on repatriation of foreign earnings						(135)

Increase to Net Earnings from Continuing Operations						$(288)

	Cost of products sold	Research and development	Acquired in- process research and development	Gain on sale of business	Provision for restructuring and other items, net	Litigation settlement expense	Other expense, net	Total
Nine months ended September 30, 2004

Litigation Matters:
Private litigation and governmental investigations	$—	$—	$—	$—	$—	$320	$—	$320
Product liability	75	—	—	—	—	—	11	86
Pharmaceutical pricing and sales litigation	—	—	—	—	—	34	—	34
Commercial litigation	26	—	—	—	—	—	—	26
Anti-trust litigation	—	—	—	—	—	50	—	50
Product liability insurance recovery	(25)	—	—	—	—	—	—	(25)

	76	—	—	—	—	404	11	491
Other:
Gain on sale of Adult Nutritional business	—	—	—	(316)	—	—	—	(316)
Accelerated depreciation	70	1	—	—	—	—	4	75
Downsizing and streamlining of worldwide operations	1	—	—	—	75	—	—	76
Milestone payments	—	40	—	—	—	—	—	40
Acordis IPR&D write-off	—	—	63	—	—	—	—	63

	$147	$41	$63	$(316)	$75	$404	$15	429

Income taxes on items above								(94)

Reduction to Net Earnings from Continuing Operations								$335